Exhibit 10.36

REINSURANCE POOLING AGREEMENT

THIS AGREEMENT (the “Pooling Agreement”) is made and entered into this 10th day of May, 2001, by and between AmCOMP Preferred Insurance Company (“APIC”) and AmCOMP Assurance Corporation (“AAC”) for the purpose of pooling their resources and obligations.

RECITALS:

A.                                   APIC is a Florida corporation operating under a certificate of authority, issued by the Florida Department of Insurance, as a stock insurance company;

B:                                     AAC is a Florida corporation operating under a certificate of authority, issued by the Florida Department of Insurance, as a stock insurance company;

C.                                     APIC and AAC (sometimes collectively referred to herein as the “Parties”) are affiliates which desire to pool their respective resources and obligations by sharing in premiums, losses, and expenses; and

D.                                    The Parties hereto seek to specify the terms of their pooling arrangement in a written agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants expressed herein, which consideration the Parties hereby acknowledges as sufficient, the Parties hereby covenant and agree as follows:

Article One

Definitions

As used herein, the following terms shall have the following meanings:

1.1           “Pooled Business” means all insurance business, direct and assumed, of the Parties which is shared by the Parties under the Pooling Agreement.

1.2           “Participation Percentage” means the percentage of Pooled Business to be maintained by a party hereto, which percentage is specified in the Participation Exhibit, attached hereto as Exhibit A and incorporated by reference herein.

1.3           “Pooling Year” means: (a) the period from January 1, 2001 through December 31, 2001, and each twelve (12) month period thereafter; (b) any period of less than twelve (12) months resulting from termination of this Pooling Agreement; or (c) any other twelve (12) month period upon which the parties may mutually agree.

Article Two

Reinsurance Agreement

2.1           APIC’s Reinsurance Obligation. AAC hereby obligates itself to cede, and APIC obligates itself to accept, one hundred percent (100%) of the direct insurance and assumed reinsurance liability of AAC with regard to business subject to this Pooling Agreement.  Such insurance liability and assumed reinsurance liability shall include any and all liability assumed under all policies, contracts and binders in force at the inception hereof or issued or renewed thereafter, provided, however, that it shall not include liabilities assumed under section 2.2 below.  As premium for the reinsurance thus provided, AAC shall cede and pay to APIC one hundred percent (100%) of the total premium written by AAC with regard to the Pooled Business.

2.2           AAC’s Reinsurance Obligation.   APIC hereby obligates itself to cede, and AAC obligates itself to accept the percentage of the direct insurance and assumed reinsurance liability of APIC with regard to business subject to this Pooling Agreement equal to the Participation Percentage assigned to AAC in Exhibit A to this Pooling Agreement.  Such direct reinsurance and assumed reinsurance liability shall include any and all liability assumed under all policies, contracts and binders in force at the inception hereof or issued or renewed thereafter, including liability assumed under section 2.1 above.  As premium for the reinsurance thus provided, APIC shall cede and pay to AAC a percentage of the total premium written by APIC with regard to the Pooled Business, including that written pursuant to section 2.1 above, equal to AAC’s Participation Percentage.

2.3           Claims and Rights of Action.   Each party hereto shall share in all recoveries made by either of them from all claims, actions, and rights of action for salvage and subrogation in the same proportion as the Participation Percentage.

2.4           Underwriting Expenses.   All underwriting expenses of either party related to the acquisition of new business, including underwriting, licenses, fees, and taxes other than income taxes (defined as expenses recorded on line 4 of the annual statement filed with state regulatory authorities), but excluding payments by either party to the other pursuant to this Pooling Agreement, shall be subject to the Pooling Agreement.  In addition, beginning January 1, 2002, all dividends to policyholders shall be subject to the Pooling Agreement.

2.5           Settlement of Losses.   All settlements, including ex gratia payments, made by each party shall be binding upon the other in proportion to the Participation Percentages of the parties, and each party shall benefit in all salvages in that same proportion.  The Parties do hereby authorize and empower each other to separately or jointly pay all losses, loss adjustment expenses, and all other underwriting expenses with respect to the Pooled Business.

2.6           Loss Adjustment Expenses.   Each party assuming liability hereunder shall bear its proportionate share of all expenses incurred by the other in the investigation,

adjustment, appraisal and defense of all claims under policies, contracts, and binders which are or become a part of the Pooled Business, and shall receive its proportionate share of any recoveries of such expense. Proportionate shares in this section 2.6 shall be equal to the Participation Percentages.

Article Three

Other Reinsurance

3.1           It is understood and agreed that APIC and AAC, or either of them, may maintain underlying reinsurance which shall inure to the sole benefit of APIC or AAC, respectively, and shall be disregarded for all purposes of this Pooling Agreement.

3.2           APIC and AAC, or either of them, may maintain treaty reinsurance. The premium for such treaty reinsurance that inures to the benefit of this Pooling Agreement shall be deducted from the premium for reinsurance set forth in paragraphs 2.1 and 2.2 hereof.  Additionally, either APIC or AAC may purchase such facultative reinsurance on any risk it deems advisable, and the premium for such facultative reinsurance shall be deducted from the premium for reinsurance set forth in paragraphs 2.1 and 2.2 hereof.

3.3           Each party’s obligations under Article Two of this Pooling Agreement shall be subject to the applicability of all other reinsurance which may inure to the benefit of each party hereto.

Article Four

Termination

4.1           Effective Date.   This Pooling Agreement shall be effective as of January 1, 2001.

4.2           Termination.   Unless terminated in accordance with the provisions of this paragraph set forth below, this Pooling Agreement shall terminate on December 31, 2006. This Pooling Agreement may be terminated by either party at the end of a Pooling Year by giving written notice to the other party at least ninety (90) days prior to the end of the preceding Pooling Year. Such termination shall not affect the rights and liabilities of the Parties as to Pooled Business accepted or liabilities assumed prior to such termination, until such policies or liabilities cancel, non-renew, or expire, but in no event shall any reinsurance liability under this Pooling Agreement survive for more than twelve (12) months following the effective date of the termination of this Pooling Agreement.

Article Five

Miscellaneous

5.1           Amendments.   This Pooling Agreement may be amended by mutual consent of the parties hereto, expressed in an addendum; and such addendum, when executed by both parties, shall be deemed to be an integral part of this Pooling Agreement and binding on the parties hereto.

5.2           Successors and Assigns.   This Pooling Agreement shall inure to the benefit of and bind the parties and their successors and assigns.  Neither this Pooling Agreement nor any right hereunder or any part hereof may be assigned by either party hereto without the prior written consent of the other party. Prior to any such assignment, the consent of all necessary regulatory authorities must be obtained.

5.3           Governing Law.   This Pooling Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws.

5.4           Entire Agreement.   This Pooling Agreement supercedes all prior discussions and agreements between, and contains the sole and entire agreement between, the parties with respect to the subject matter hereof.

5.5           Counterparts.   This Pooling Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

5.6           Headings, etc.   The headings used in this Pooling Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with the Pooling Agreement. Unless the context of this Pooling Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words used in the singular or plural number will also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” and derivatives or similar words will refer to this entire Pooling Agreement, and (d) the conjunction “or” will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

5.7           Severability.   If any provision of this Pooling Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Pooling Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Pooling Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Pooling Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance here from, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Pooling Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

5.8           Payments.   The payments provided for herein may be made in cash or other assets, and the obligations of each party to the other may be offset by the reciprocal obligation of the other party so that only the net amount shall be required to be transferred. This right of offset shall include balances on account of premiums or losses or otherwise.

5.9           Accounts.   Accounts shall be rendered between the Parties at least quarterly and shall be settled within a reasonable time thereafter.

5.10         Errors and Omissions.   The position of either party to this Pooling Agreement shall not be prejudiced by any error or omission in reporting cessions or cancellations of premiums, commissions, losses, loss adjustment expenses or other underwriting expenses under this Pooling Agreement, or in claiming payments collectible hereunder for whatever cause.

5.11         Access to Records.   Each party shall have the right, at any reasonable time, to examine all records and documents in the possession of the other party which relate to Pooled Business or business affected by this Pooling Agreement.

5.12         Insolvency.   In the event of the insolvency of one of the parties hereto, the receiver, liquidator or statutory successor of that insolvent party shall give written notice to the other party hereto of any claim on any policy, bond, or contract under which the solvent party has assumed any obligation under this Pooling Agreement.

5.13         Arbitration.   Should an irreconcilable difference of opinion between the parties arise as to the interpretation of this Pooling Agreement, it is hereby mutually agreed that, as a condition precedent to any right of action hereunder, such difference shall be submitted to arbitration in accordance with the rules and procedures of the American Arbitration Association.  The decision of the arbiters shall be final and binding upon the Parties. The Parties shall jointly and equally bear the expense of the arbitration.

IN WITNESS WHEREOF, the Parties hereto, by their respective duly authorized officers, have executed this Pooling Agreement on the date first written above.

AmCOMP Assurance Corporation		AmCOMP Preferred Insurance Company

Signed:	/s/ Donald Johnson	Signed:	/s/ Debra Cerre-Ruedisili

Title:	Treasurer	Title:	President

Date:	May 11, 2001	Date:	May 11, 2001

EXHIBIT A

Participation Exhibit

1.             Initial Participation

For purposes of determining the initial percentage that each party to the Pooling Agreement shall participate in the Pooled Business contemplated thereby, the following Participation Percentages shall be used:

AmCOMP Assurance Corporation	21%

AmCOMP Preferred Insurance Company	79%

2.             Adjusted Determination of Participation

Following the end of year of each Pooling Year, each party’s Participation Percentage for that just completed year shall be adjusted to be the percentage derived by dividing (a) each party’s year-end statutory policyholder’s surplus by (b) the corresponding year-end total statutory policyholder’s surplus of both parties. For purposes of calculating statutory surplus, APIC’s surplus will be reduced for and will not include its investment in AAC. The adjusted participation percentage for the just completed policy year shall be the initial Participation Percentage for the then current year. Upon determination, the adjusted participation percentage shall be applied to the just completed policy year and all required corresponding adjustment made between the parties.

3.             The initial participation percentages listed above may be adjusted from time to time by mutual consent of the Parties.

ADDENDUM NUMBER 1

to the

REINSURANCE POOLING AGREEMENT

(hereinafter referred to as the “Agreement”)

between

AMCOMP PREFERRED INSURANCE COMPANY

(hereinafter referred to as “APIC”)

and

AMCOMP ASSURANCE CORPORATION

(hereinafter referred to as “AAC”)

It is hereby understood and agreed that, effective January 1, 2001, this Agreement is amended as follows:

Article One, Section 2.1 is hereby amended and replaced by the following: APIC’s Reinsurance Obligation. AAC hereby obligates itself to cede, and APIC obligates itself to accept, one hundred percent (100%) of the direct insurance and assumed reinsurance liability of AAC with regard to business subject to this Pooling Agreement. Such insurance liability and assumed reinsurance liability shall include any and all liability assumed under all policies, contracts and binders inforce at the inception hereof or issued or renewed thereafter; provided, however, that it shall not include liabilities assumed under section 2.2 below. As premium for the reinsurance thus provided, AAC shall cede to APIC one hundred percent (100%) of the total premium written by AAC with regard to the Pooled Business. AAC shall pay to APIC one hundred percent (100%) of the total premium earned by AAC with regard to the Pooled Business.

Article One, Section 2.2 is hereby amended and replaced by the following: AAC’s Reinsurance Obligation. APIC hereby obligates itself to cede, and AAC obligates itself to accept, the percentage of the direct insurance and assumed reinsurance liability of APIC with regard to business subject to this Pooling Agreement equal to the Participation Percentage assigned to AAC in Exhibit A to this Pooling Agreement. Such direct [insurance] and assumed reinsuance liability shall include any and all liability assumed under all policies, contracts and binders inforce at the inception hereof or issued or renewed thereafter; including liability assumed under section 2.1 above. As premium for the reinsurance thus provided, APIC shall cede to AAC a percentage of the total premium written by APIC with regard to the Pooled Business, including that written pursuant to section 2.1 above, equal to AAC’s Participation Percentage. APIC shall pay to AAC a percentage of the total premium earned by APIC with regard to the Pooled Business, including that earned pursuant to section 2.1 above, equal to AAC’s Participation Percentage.

AmCOMP Assurance Corporation		AmCOMP Preferred Insurance Company

Signed:	/s/ Donald Johnson	Signed:	/s/ Debra Cerre-Ruedisili

Title: Treasurer		Title: President

Date:	9-18-2001	Date:	9/18/01